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                                                                   Exhibit 10.10

                             AMENDED AND RESTATED
                               CLIENTLINK, INC.
                                REVOLVING NOTE

$2,500,000                      Dallas, Texas                  September 5, 1996

     CLIENTLINK, INC., formerly known as COMPUCOM ACQUISITION CORP. OF TEXAS, a Delaware corporation, for value received hereby promises to pay to CompuCom Systems, Inc. ("CompuCom"), or its registered assigns, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00), or, if less, such amount as may have been advanced and be outstanding hereunder, together with interest on the unpaid principal balance as set forth below. All sums hereunder are payable to the Holder at its principal office at 10100 North Central Expressway, Dallas, Texas 75231 .

     1.    Definitions.  Unless the context hereof otherwise requires or
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provides, the terms used herein shall have the following meanings:

     a. "Company" means ClientLink, Inc. and any corporation which shall succeed to or assume the obligations of the Company under this Note.

     b. "Holder" means initially CompuCom and thereafter any person who shall at the time be the registered holder of this Note.

     c. "Prime Rate" means that variable rate of interest per annum established by NationsBank of Texas, N.A. ('NationsBank") from time to time as its "prime rate" (whether by that or any other name). NationsBank sets such rate as a general reference rate of interest and takes into account such factors as NationsBank may deem appropriate. Many of NationsBank's commercial or other loans are priced in relation to such rate, but it is not necessarily the lowest or best rate actually charged to any customer, and NationsBank may make various commercial or other loans at rates of interest having no relationship to such rate.

     d. "Maximum Rate" means the higher of the maximum interest rate allowed by applicable United States or Texas law as amended from time to time and in effect on the date for which a determination of interest accrued hereunder is made. The determination of the maximum rate permitted by applicable Texas law shall be made pursuant to the indicated rate ceiling as defined in Tex. Rev. Civ. Stat. Ann. art. 5069-1.04.

     e. "Senior Indebtedness" means the principal of and unpaid accrued interest on all indebtedness of the Company to banks, insurance companies or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company (whether or not secured), and renewals,
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           extensions and refundings of, and indebtedness and obligations of a successor person issued in exchange for or in replacement of, indebtedness or obligations of the kind described in the preceding clause of this definition.

     2.    Interest Rate.
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     (a)   The unpaid principal balance of this Note from the date hereof until maturity (whether by acceleration or otherwise) shall bear interest at a rate per annum equal to the lesser of:

           (i) A fluctuating rate of interest equal to the Prime Rate (changing as the Prime Rate changes) plus 1%; or

           (ii)   The Maximum Rate.

     (b) Interest calculated in accordance with Section 2(a)(i) shall be calculated at a daily rate equal to 1/360th of the rate per annum herein provided, and shall be charged and collected on the actual number of days elapsed (except that if at any time such would otherwise cause the rate of interest to exceed the Maximum Rate then for such period the daily rate shall be 1/365th (1/366th in a leap year) of the rate per annum specified therein). Interest calculated in accordance with Section 2(a)(ii) shall be calculated at a daily rate equal to 1/365th (1/366th in a leap year) of the Maximum Rate and shall be charged and collected on the actual number of days elapsed. The rate of interest on this Note shall change automatically, without notice to the Company, as of the opening of business on the effective date of each change of the Prime Rate.

     (c) If at any time the rate of interest which this Note would bear if the rate of interest were determined in accordance with Section 2(a)(i) hereof would otherwise exceed the Maximum Rate, then the rate of interest which this Note bears shall be limited to the Maximum Rate as set forth in Section 2(a)(ii) hereof; provided any subsequent reductions in the interest rate determined in
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accordance with Section 2(a)(i) hereof shall not reduce the rate of interest which this Note bears below the Maximum Rate (or if there is then no such Maximum Rate, then below the sum of the Prime Rate plus 5%) until the total amount of the interest paid and accrued on this Note equals the amount of interest which would have been paid or accrued if the interest rate determined in accordance with Section 2(a)(i) hereof had at all times been in effect.

     (d) All past-due payments of principal and interest under this Note shall bear interest at the Maximum Rate (or if there is no such Maximum Rate, then at the Prime Rate plus 5%) from maturity until paid.

     3.    Payment of Principal and Interest.  The accrued interest on this Note
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shall be due and payable on or before the first day of each calendar month commencing May 1, 1994, and upon the occurrence of an Event of Default (as defined below). The principal on this Note shall be due and payable on the earlier to occur of (a) August 31, 1997, (b) the Company obtaining a line of credit in substitution of the line

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of credit evidenced by this Note, and (c) when declared due and payable by the
Holder upon the occurrence of an Event of Default (as defined below). Unless the Holder in its sole discretion elects to apply payments differently, each payment on this Note shall be first credited to the discharge of interest accrued on the unpaid principal balance to the date of the payment, and the remainder shall be credited to the reduction of principal. The principal and interest due hereunder shall be evidenced by the Holder's records which, absent manifest error, shall be conclusive evidence of the computation of principal and interest balances owed by the Company to the Holder.

     4.    Events of Default.  If any of the events specified in this Section 4
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shall occur (herein individually referred to as an "Event of Default"), the
Holder of this Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company.

           (a) Default in the payment of the principal or unpaid accrued interest of this Note when due and payable; or

           (b) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

           (c) If within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder effecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

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           (d)   Any declared default of the Company under any Senior
                 indebtedness that gives the holder thereof the right to accelerate such Senior Indebtedness, and such Senior indebtedness is in fact accelerated by such holder.

     5.    Prepayment.  The Company may at any time prepay in whole or in part
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the unpaid principal balance of this Note without premium or penalty, and the interest shall immediately cease on any amount so prepaid.

     6.    Assignment.  The rights and obligations of the Company and the Holder
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of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

     7.    Waiver and Amendment.  Any provisions of this Note may be amended,
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waived or modified upon the written consent of the Company and the Holder of this Note.

     8.    Notices.  Any notice, request or other communication required or
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permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if telecopied or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telecopied in the manner set forth above and shall be deemed to have been received when delivered.

     9.    Advances Under this Note.  This Note evidences indebtedness for
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advances which will be made from time to time after the date hereof by CompuCom to the Company for future working capital requirements of the Company.

     10.   Governing Law.  This Note shall be governed by and construed in
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accordance with the laws of the State of Texas.

     11.   Heading References.  All headings used herein are used for
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convenience only and shall not be used to construe or interpret this Note.
Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

     12.   Restatement.  This Note is given in amendment and restatement and not
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in payment or satisfaction of and replaces that certain promissory note dated
March 25, 1994, executed by CompuCom Acquisitions Corp. of Texas and payable to the order of the Holder.

                                    CLIENTLINK, INC.

                                    By:   /s/ Lazane Smith
                                          --------------------------------------
                                    Its:      Treasurer
                                          --------------------------------------

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Name of Holder:     COMPUCOM SYSTEMS, INC.

Address:            10100 North Central Expressway
                    Dallas, Texas  75231

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